Managed Account Series (the "Registrant")
BlackRock U.S. Mortgage Portfolio (the "Fund")

77Q1(e):
Copies of any new or amended Registrant investment advisory contracts

Attached please find as an exhibit to sub-item 77Q1(e) of Form
N-SAR, a copy of Amendment No. 2 to the Investment Management
Agreement between BlackRock Advisors, LLC and the Registrant, on behalf of the Fund.



[PAGE BREAK]




Exhibit 77Q1(e)
Amendment No. 2 to the Investment Management Agreement
        This Amendment No. 2 to the Investment Management Agreement dated as of June 1, 2015 (the "Amendment") is entered into by and between Managed Account Series, a Delaware statutory trust (the "Trust"), on behalf of BlackRock U.S. Mortgage Portfolio (the "Fund"), a series of the Trust, and BlackRock Advisors, LLC, a Delaware limited liability company (the "Advisor").
        WHEREAS, the Trust, on behalf of the Fund, Global SmallCap Portfolio and Mid Cap Value Opportunities Portfolio
(collectively, the "Funds"), and the Advisor have entered into an Investment Management Agreement dated September 29, 2006, as amended June 1, 2011 (the "Management Agreement") pursuant to which the Advisor agreed to act as investment advisor to the Funds; and
        WHEREAS, the Management Agreement provides that each Fund will pay to the Advisor a monthly fee in arrears at an annual rate equal to the amount set forth in Schedule A thereto; and
        WHEREAS, the Management Agreement provides that the Management Agreement may be amended by the parties to the Management Agreement only if the amendment is specifically approved by a vote of the Board of Trustees of the Trust, including a majority of those Trustees who are not parties to the Management Agreement or interested persons of any such party cast in person at a meeting called for the purpose of voting on such approval, and, where required by the Investment Company Act of 1940, by a vote of the majority of the outstanding voting securities of each Fund; and
        WHEREAS, the Board of Trustees, including a majority of those Trustees who are not interested persons of the Trust, specifically approved this Amendment with respect to the Fund at an in-person meeting held on May 13, 2015;
        NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:


1.
References in the Management Agreement to "High Income
Portfolio" are hereby deleted.


2.
References in the Management Agreement to "U.S. Mortgage
Portfolio" are hereby replaced with "BlackRock U.S.
Mortgage Portfolio".


3.
Schedule A of the Management Agreement is hereby amended as set forth on the Schedule A attached hereto.


4.
Except as otherwise set forth herein, the terms and conditions of the Management Agreement shall remain in full force and effect.



        IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 2 to the Investment Management Agreement to be executed by their officers designated below as of the day and year first above written.




MANAGED ACCOUNT SERIES


By:

/s/ John M. Perlowski


Name: John M. Perlowski


Title: President and Chief Executive Officer

BLACKROCK ADVISORS, LLC


By:

/s/ Neal J. Andrews


Name: Neal J. Andrews


Title: Managing Director



Schedule A
Investment Advisory Fee
Global SmallCap Portfolio
0.85% of the average daily Net Assets of the Fund not exceeding $1 billion; 0.80% of the average daily Net Assets of the Fund exceeding $1 billion but not exceeding $3 billion; 0.77% of the average daily Net Assets of the Fund exceeding $3 billion but not exceeding $5 billion; 0.74% of the average daily Net Assets of the Fund exceeding $5 billion but not exceeding $10 billion; and 0.72% of the average daily Net Assets of the Fund exceeding $10 billion.
Mid Cap Value Opportunities Portfolio
0.65% of the average daily Net Assets of the Fund not exceeding $1 billion; 0.61% of the average daily Net Assets of the Fund exceeding $1 billion but not exceeding $3 billion; 0.59% of the average daily Net Assets of the Fund exceeding $3 billion but not exceeding $5 billion; 0.57% of the average daily Net Assets of the Fund exceeding $5 billion but not exceeding $10 billion; and 0.55% of the average daily Net Assets of the Fund exceeding $10 billion.
BlackRock U.S. Mortgage Portfolio
0.40% of the average daily Net Assets of the Fund not exceeding $1 billion; 0.38% of the average daily Net Assets of the Fund exceeding $1 billion but not exceeding $3 billion; 0.36% of the average daily Net Assets of the Fund exceeding $3 billion but not exceeding $5 billion; 0.35% of the average daily Net Assets of the Fund exceeding $5 billion but not exceeding $10 billion; and 0.34% of the average daily Net Assets of the Fund exceeding $10 billion.




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